UNITED STATES                -------------------------------
         SECURITIES AND EXCHANGE COMMISSION                OMB APPROVAL
               WASHINGTON, D.C. 20549            -------------------------------
                                                  OMB Number:          3235-0145
                    SCHEDULE 13G Expires: December 31, 2005 Estimated average burden hours per response..........11
                                                 -------------------------------


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)
                         (AMENDMENT NO. _____________)*


                                A.P. PHARMA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00202J104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 27, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1(d)


------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 2 of 8 Pages
-------------------------                                   --------------------


================================================================================
    1   NAMES OF REPORTING PERSONS
        Great Point Partners, LLC
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).
        [       ]
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)  |_|

                                                                     (b)  |_|
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
          NUMBER OF         5     SOLE VOTING POWER

           SHARES                      -0-
                          ------------------------------------------------------
        BENEFICIALLY      6     SHARED VOTING POWER

          OWNED BY                     1,591,833  (See Item 4)
                          ------------------------------------------------------
            EACH            7     SOLE DISPOSITIVE POWER

          REPORTING                    -0-
                          ------------------------------------------------------
           PERSON           8     SHARED DISPOSITIVE POWER

            WITH:                     1,591,833  (See Item 4)
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,591,833  (See Item 4)
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.38%(1)
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

                 OO
================================================================================

(1) THE PERCENTAGES USED HEREIN AND IN THE REST OF THIS SCHEDULE 13G ARE CALCULATED BASED UPON 24,934,693 SHARES OF COMMON STOCK OUTSTANDING, AS REFLECTED IN THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004.

-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 3 of 8 Pages
-------------------------                                   --------------------

================================================================================
    1   NAMES OF REPORTING PERSONS
        Dr. Jeffrey R. Jay, M.D.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)  |_|

                                                                     (b)  |_|
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------
          NUMBER OF         5     SOLE VOTING POWER

           SHARES                      -0-
                          ------------------------------------------------------
        BENEFICIALLY      6     SHARED VOTING POWER

          OWNED BY                     1,591,833  (See Item 4)
                          ------------------------------------------------------
            EACH            7     SOLE DISPOSITIVE POWER

          REPORTING                    -0-
                          ------------------------------------------------------
           PERSON           8     SHARED DISPOSITIVE POWER

            WITH:                      1,591,833  (See Item 4)
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        (See Instructions)

                 1,591,833  (See Item 4)
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions).
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.38%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

                 IN
================================================================================

-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 4 of 8 Pages
-------------------------                                   --------------------


ITEM 1(A)      NAME OF ISSUER:

               The name of the issuer is A.P. Pharma, Inc. (the "Company").

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The Company's principal executive office is located at 123 Saginaw Drive, Redwood City, CA 94063.

ITEM 2(A)      NAME OF PERSON FILING:

               This Schedule 13G is being jointly filed by Great Point Partners, LLC ("Great Point") and Dr. Jeffrey R. Jay with respect to the ownership of the shares of Common Stock by Biomedical Value Fund, L.P. ("BMVF") and Biomedical Offshore Value Fund, Ltd. ("BOVF").(2) Dr. Jay and Great Point are referred to in this Schedule G as the "Reporting Persons."

               The Reporting Persons have entered into a Joint Filing Agreement, dated September 28, 2004, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal business office of each of the Reporting Persons is 2 Pickwick Plaza, Greenwich, CT 06830

ITEM 2(C)      CITIZENSHIP:

               Great Point is organized as a limited liability company under the laws of the State of Delaware. Dr. Jay is a United States citizen.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share.

ITEM 2(E)      CUSIP NO.:

               00202J104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO ss.240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON
               FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



(2) GREAT POINT IS THE INVESTMENT MANAGER OF BMVF AND BOVF AND BY VIRTUE OF SUCH STATUS MAY BE DEEMED TO BE THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK HELD BY BMVF AND BOVF. DR. JEFFREY R. JAY, M.D AS SENIOR MANAGING MEMBER OF GREAT POINT ("DR. JAY"), HAS VOTING AND INVESTMENT POWER WITH RESPECT TO THE SHARES OF COMMON STOCK HELD BY BMVF AND BOVF AND MAY BE DEEMED TO BE THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK HELD BY BMVF AND BOVF. GREAT POINT AND DR. JAY DISCLAIM BENEFICIAL OWNERSHIP OF THE SHARES OF COMMON STOCK HELD BY BMVF AND BOVF, EXCEPT TO THE EXTENT OF ANY PECUNIARY INTEREST, AND THIS REPORT SHALL NOT BE DEEMED TO BE AN ADMISSION THAT THEY ARE THE BENEFICIAL OWNERS OF SUCH SECURITIES.

-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 5 of 8 Pages
-------------------------                                   --------------------

ITEM 4   OWNERSHIP:

         A. GREAT POINT PARTNERS, LLC(3)

            (a) Amount beneficially owned: 1,591,833

            (b) Percent of class: 6.38%

            (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: -0-

               (ii) Shared power to vote or direct the vote: 1,591,833

               (iii) Sole power to dispose or direct the disposition of: -0-

               (iv) Shared power to dispose or direct the disposition of:
                    1,591,833

         B. DR. JEFFREY R. JAY(3)

            (a) Amount beneficially owned: 1,591,833

            (b) Percent of class: 6.38%

            (c) Number of shares as to which such person has:

               (j) Sole power to vote or direct the vote: 0

               (ii) Shared power to vote or direct the vote: 1,591,833

               (iii) Sole power to dispose or direct the disposition of: 0

               (iv) Shared power to dispose or direct the disposition of:
                    1,591,833

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         See response to Item 4.


(3) SEE NOTE 2.


-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 6 of 8 Pages
-------------------------                                   --------------------

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

         Not applicable.

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10  CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

-------------------------                                   --------------------
CUSIP No.  00202J104                     13G                 Page 7 of 8 Pages
-------------------------                                   --------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 13, 2004

                                         Great Point Partners, LLC

                                         By:   /s/ DR. JEFFREY R. JAY
                                               --------------------------------

                                         Name: DR. JEFFREY R. JAY
                                               --------------------------------

                                         Its:  SENIOR MANAGING MEMBER
                                               --------------------------------



                                         /S/ DR. JEFFREY R. JAY
                                         --------------------------------------
                                         Dr. Jeffrey R. Jay, individually

                                                                       EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  October 13, 2004

                                         Great Point Partners, LLC

                                         By:   /s/ DR. JEFFREY R. JAY
                                               --------------------------------

                                         Name: DR. JEFFREY R. JAY
                                               --------------------------------

                                         Its:  SENIOR MANAGING MEMBER
                                               --------------------------------



                                         /S/ DR. JEFFREY R. JAY
                                         --------------------------------------
                                         Dr. Jeffrey R. Jay, individually